SCHEDULE A

Series of the Trust

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

The Long-Term Care ETF

Janus Henderson AAA CLO ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Mortgage-Backed Securities ETF

July 16, 2020